Exhibit 3.1

Number: BC1093941

CERTIFICATE

OF

AMALGAMATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that CYNAPSUS THERAPEUTICS INC., incorporation number C1093896, and PROJECT PEGASUS SUB ACQUISITION ULC, incorporation number BC1091512, and SUNOVION CNS DEVELOPMENT CANADA ULC, incorporation number BC1087995 were amalgamated as one company under the name SUNOVION CNS DEVELOPMENT CANADA ULC on October 21, 2016 at 02:30 PM Pacific Time.

ELECTRONIC CERTIFICATE	Issued under my hand at Victoria, British Columbia On October 21, 2016 CAROL PREST Registrar of Companies Province of British Columbia Canada